Exhibit 10.12

OMNIBUS ASSIGNMENT, ASSUMPTION AND ACCESSION AGREEMENT

This Omnibus Assignement, Assumption and Accession Agreement (this “Ominbus Agreement”), dated as of February 28, 2010, is entered into by and among Rampage China Limited (the “Company”), Mecox Lane Limited (“Mecox Lane”), Iconix China Limited (“ICL”) and ICL-Rampage Limited, a wholly owned subsidiary of ICL (“ICL-Rampage”), with respect to (i) the Shareholders Agreement, dated December 8, 2008, by and among the Company, Mecox Lane and ICL (as amended on December 12, 2009, the “Shareholders Agreement”), (ii) the Trademark Assignment Agreement, dated April 8, 2009, between ICL and the Company (the “Trademark Agreement”), (iii) the Company’s Memorandum and Articles of Association (the “Memorandum and Articles”; the Shareholders Agreement, the Trademark Agreementand and the Memorandum and Articles are collectively referred to herein as the “Transaction Documents”).

WHEREAS, the respective parties to the Transaction Documents wish to provide for the transfer by ICL to ICL-Rampage of all of its 2,000,000 ordinary shares, par value US$0.01 per share, in the Company (the “ICL Shares”), and the assignment by ICL to ICL-Rampage of all of its rights and obligations in, to and under the Transaction Documents, as provided herein.

1. Pursuant to Clause 17.5 of the Shareholders Agreement, simultaneously with the execution of this Ominbus Agreement, ICL shall transfer all the ICL Shares to ICL-Rampage pursuant to an instrument of transfer executed by ICL and ICL-Rampage (the “ICL Share Transfer”). The Company shall (a) upon presentation to the Company of such instrument of transfer and the original stock certificate representing the ICL Shares, promptly issue and deliver to ICL-Rampage a new stock certificate in the name of ICL-Rampage representing such shares, such certificate to be duly executed and sealed as required under the Memorandum and Articles, and (b) duly record such transfer and issuance in the Company’s register of members. As required under Clause 17.5 of the Shareholders Agreement, following the ICL Share Transfer, (i) ICL-Rampage agrees to be bound by the terms and conditions of each of the Transaction Documents and (ii) ICL shall remain liable for any breaches of the Shareholders Agreement by ICL-Rampage.

2. In connection with the ICL Share Transfer, ICL hereby assigns to ICL-Rampage, and ICL-Rampage hereby assumes from ICL, all of ICL’s rights and obligations in, to and under each of the Transaction Documents. Each party to the various Transaction Documents hereby expressly consents to such assignment and assumption, provided that after the assignment and assumption, ICL shall remain liable for any breaches of the Transaction Documents by ICL-Rampage.

3. Promptly following the execution of this Omnibus Agreement, each of the parties hereto shall cause the Memorandum and Articles to be amended so that all references therein to ICL shall be changed to references to ICL-Rampage.

This Ominbus Agreement shall not constitute a waiver, amendment or modification of any other provision of any of the Transaction Documents not expressly referred to herein. Except as expressly amended or modified herein, the provisions of the Transaction Documents are and shall remain in full force and effect.

This Ominbus Agreement may be executed (including by facsimile or other electronic transmission) in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, this Ominbus Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

RAMPAGE CHINA LIMITED

By:	/s/ Alfred Beichun Gu
Name:
Title:

MECOX LANE LIMITED

By:	/s/ Alfred Beichun Gu
Name:
Title:

ICONIX CHINA LIMITED

By:	/s/ Veronica Chou
Name: Veronica Chou
Title: Director

ICL-RAMPAGE LIMITED

By:	/s/ Veronica Chou
Name: Veronica Chou
Title: Director

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